UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported)     January 22, 2008
Ciena Corporation
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

0-21969	23-2725311
(Commission File Number)	(IRS Employer Identification No.)

1201 Winterson Road, Linthicum, MD	21090
(Address of Principal Executive Offices)	(Zip Code)
(410) 865-8500
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement
Agreement and Plan of Merger
On January 22, 2008, Ciena Corporation, a Delaware corporation (“Ciena”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with World Wide Packets, Inc., a Delaware corporation (“World Wide Packets”), Wolverine Acquisition Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of Ciena (“Merger Sub”), and Daniel Reiner, as Stockholders’ Representative. The Merger Agreement provides that, upon the terms and conditions set forth therein, Merger Sub will be merged with and into World Wide Packets, with World Wide Packets continuing as the surviving corporation and a wholly owned subsidiary of Ciena (the “Merger”). The Merger Agreement and the transaction contemplated thereby were approved by the boards of directors of Ciena and World Wide Packets, and approved by World Wide Packets’ stockholders. Approval of the Merger by Ciena’s stockholders is not required. A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and incorporated herein by reference.
Under the terms of the Merger Agreement, upon the closing of the Merger, World Wide Packets’ equity holders will receive, subject to certain adjustments described below, total cash consideration of approximately $200 million and approximately 3.4 million shares of Ciena common stock, par value $0.01 per share (the “Merger Consideration”). Of this amount, $20 million and 340,000 shares of Ciena common stock shall be placed into escrow for a period of one year as security for the indemnification obligations of World Wide Packets’ stockholders under the Merger Agreement. The Merger Consideration is subject to reduction based on World Wide Packets’ debt level at closing and World Wide Packets’ transaction expenses related to the Merger.
Upon the closing of the transactions contemplated by the Merger Agreement, Ciena will assume all then outstanding World Wide Packets options and substitute them for options to acquire shares of Ciena common stock. World Wide Packets warrants that are not exercised prior to the closing of the Merger (“Assumed Warrants”) will be converted into the right to receive, on the same terms and conditions as were applicable under such Assumed Warrants prior to the Merger, cash and a number of shares of Ciena common stock equivalent to the amount the holder of such Assumed Warrant would have received per share of World Wide Packets stock had such Assumed Warrant been exercised immediately prior to the Merger (the “Per Share Warrant Consideration”). Ciena has agreed to register for resale following the closing of the Merger all shares issued in the Merger to stockholders of World Wide Packets and issuable to holders of Assumed Warrants. Under the terms of the Merger Agreement, Ciena has also agreed to register on Form S-8 following the closing of the Merger shares of Ciena common stock issuable to holders of assumed options.
Ciena, World Wide Packets and Merger Sub have made customary representations, warranties and covenants in the Merger Agreement. The closing of the Merger is subject to customary closing conditions, including the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any applicable foreign antitrust laws.
Item 3.02.     Unregistered Sales of Equity Securities
The information set forth in Item 1.01 above is incorporated into this Item 3.02 by reference. Pursuant to the Merger Agreement, at the effective time of the Merger, Ciena will issue, as a portion of the Merger Consideration, up to 3.4 million shares of Ciena common stock (including shares of Ciena common stock issuable upon the exercise of Assumed Warrants) to certain of World Wide Packets’ stockholders and to holders of Assumed Warrants. The exact number of shares of Ciena common stock to be issued in the Merger is subject to adjustment as described in Item 1.01 above.
The exercise periods of the Assumed Warrants range from 5 to 10 years from their original date of issuance by World Wide Packets and the exercise prices of the Assumed Warrants range from $0.13 to $1.08 per share of World Wide Packets stock. The foregoing exercise prices would continue to apply with respect to the Per Share Warrant Consideration following the Merger.

The shares of Ciena common stock issued in the Merger (including shares of common stock to be issued upon exercise of the Assumed Warrants) and the Assumed Warrants will be issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) of the Securities Act.
Item 9.01     Financial Statements and Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated January 22, 2008, among Ciena Corporation, Wolverine Acquisition Subsidiary, Inc., World Wide Packets, Inc. and Daniel Reiner, as Stockholders Representative.*

*	The registrant has omitted certain schedules and exhibits in accordance with Item 601(b)(2) of Regulation S-K. The registrant will furnish the omitted schedules and exhibits to the Securities and Exchange Commission upon request.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ciena Corporation
Date: January 24, 2008	By:	/S/ Russell B. Stevenson Jr.
Russell B. Stevenson, Jr.
Senior Vice President, General Counsel and Secretary